Exhibit 99.1

Consent of Goldman Sachs & Co LLC

January 24, 2018

Board of Directors

Marvell Technology Group Ltd.

5488 Marvell Ln.

Santa Clara, CA 95054

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Marvell Technology Group Ltd. (File No. 333-222235), filed on January 24, 2018, relating to common Shares, par value $0.002 per share (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 19, 2017 (“Opinion Letter”), with respect to the fairness from a financial point of view to Marvell Technology Group Ltd. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for each outstanding share of common stock, par value $0.001 per share (the “Cavium Common Stock”), of Cavium, Inc. (“Cavium”) pursuant to the Agreement and Plan of Merger, dated as of November 19, 2017, by and among the Company, Kauai Acquisition Corp., an indirect wholly owned subsidiary of the Company, and Cavium.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary”, “The Merger—Background of the Merger”, “The Merger—Marvell’s Reasons for the Merger and Recommendation of Marvell’s Board of Directors”, “The Merger—Opinion of Marvell’s Financial Advisor, Goldman Sachs” and “The Merger—Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)